Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in this Registration Statement on Form S-1 of Medbox, Inc. for the registration of 1,964,022 shares of its common stock and to the incorporation therein of our report dated March 28, 2014, relating to the consolidated financial statements of Medbox, Inc., and to the reference to our firm under the caption “Experts” in the Prospectus.

We also consent to the incorporation by reference of our report dated October 18, 2013, relating to the consolidated financial statements of Vapor Systems International, LLC, which appears in this Registration Statement on Form S-1, and to the reference to our firm under the caption “Experts” in the Prospectus.

Q Accountancy Corporation

/s/ Q Accountancy
Irvine, California
November 5, 2014